EXHIBIT 99.1


                                                                 FIRST HEALTH

                                                         3200 Highland Avenue
                                                Downers Grove, IL  60515-1223
                                                               (630) 737-7900
                                                          www.firsthealth.com


 Investor Contact:  Edward L. Wristen,
                    President & CEO
                    630-737-7900

 Media Contact:     Erin Gardiner,
                    Public Relations Manager
                    630-737-5016


                                                        FOR IMMEDIATE RELEASE
                                                        ---------------------

                   FIRST HEALTH ANNOUNCES NEW APPOINTMENTS


 DOWNERS GROVE, IL - March 22, 2004 - Edward L. Wristen, President and Chief Executive Officer of First Health Group Corp. (NASDAQ: FHCC), announced today the appointment of William McManaman as Senior Vice President and Chief Financial Officer. Joseph E. Whitters, the Company's current CFO and Executive Vice President-Finance, will remain Executive Vice President and concentrate on investor relations, business development and acquisitions.

 Mr. McManaman, age 56, brings over 30 years of financial management experience to First Health, including nine years as a CFO of multibillion-dollar public companies. Mr. McManaman previously served as the Executive Vice President and CFO of Aurora Foods, Inc. since 2002; Vice President, Finance and CFO of Dean Foods Company from 1995 - 2000; and served in numerous financial roles for the Brunswick Corporation from 1979 - 1995, including Vice President, Finance from 1988 - 1995.

 "Bill McManaman is a proven financial executive who brings an enormous breadth of experience to First Health," noted Mr. Wristen. "At the same time, we will continue to draw on Joe Whitters' deep knowledge of and commitment to our Company in a new role that is very important to the future of our business."

 Mr. Whitters noted that, "Ed and I have been in extensive discussions for some time regarding the addition of more talent. With Bill's experience, he will be invaluable in taking the Company to the next level. I look forward to working closely with Bill to bring him up to speed on our Company and the managed care industry and am excited to be able to focus more time on areas where I can bring added value to First Health."

 First Health, the premier national health-benefits services company, specializes in providing large payors with integrated managed care solutions. First Health is a unique national managed care company serving the group health, workers' compensation and state agency markets. Using technology to enable service and managed care innovations, First Health sets the bar for industry performance. For more information, visit the company website at www.firsthealth.com.